SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

      INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b),
      (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                               INCYTE CORPORATION
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.001
                         (Title of Class of Securities)

                                    45337C102
                                 (CUSIP Number)

                                  July 17, 2008
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ] Rule 13d-1(b)

      [X]  Rule 13d-1(c)

      [ ] Rule 13d-1(d)

-----------

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 45337C102                                               PAGE 2 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Partners
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               182,504
OWNED BY
                --------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               182,504
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               182,504
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               0.2%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 3 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               361,647
OWNED BY
                --------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               361,647
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               361,647
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               0.4%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 4 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               22,228
OWNED BY
                --------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                -------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               22,228
-----------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               22,228
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               0.0%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 5 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               648,880
OWNED BY
                --------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               648,880
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               648,880
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               0.8%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 6 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Healthcare Fund LP
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               1,280,815
OWNED BY
                --------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               1,280,815
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               1,280,815
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               1.5%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               PN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 7 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Healthcare International Ltd.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Cayman Islands
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               1,965,752
OWNED BY
                --------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               1,965,752
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               1,965,752
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               2.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               CO

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 8 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      MHD Management Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               182,504
OWNED BY
                --------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               182,504
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               182,504
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               0.2%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               PN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 9 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION New York
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               361,647
OWNED BY
                --------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               361,647
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               361,647
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               0.4%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               IA

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 10 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               648,880
OWNED BY
                --------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               648,880
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               648,880
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               0.8%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 11 OF 42


-----------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON DK Group LLC
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               1,280,815
OWNED BY
                --------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               1,280,815
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               1,280,815
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               1.5%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 12 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Management Partners LP
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               1,965,752
OWNED BY
                -------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                -------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               1,965,752
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               1,965,752
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               2.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 13 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               1,965,752
OWNED BY
                --------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               1,965,752
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               1,965,752
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               2.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 14 OF 42


-------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               4,461,826
OWNED BY
                --------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               4,461,826
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               4,461,826
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               5.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 15 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Marvin H. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               4,461,826
OWNED BY
                --------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               4,461,826
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               4,461,826
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               5.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 16 OF 42

------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Stephen M. Dowicz
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                ------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               4,461,826
OWNED BY
                ------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                ------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               4,461,826
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               4,461,826
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               5.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 17 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Scott E. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                ------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               4,461,826
OWNED BY
                ------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                ------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               4,461,826
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               4,461,826
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               5.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 18 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Michael J. Leffell
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                ------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               4,461,826
OWNED BY
                ------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                ------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               4,461,826
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               4,461,826
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               5.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 19 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Timothy I. Levart
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                ------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               4,461,826
OWNED BY
                ------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                ------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               4,461,826
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               4,461,826
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               5.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 20 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                ------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               4,461,826
OWNED BY
                ------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                ------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               4,461,826
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               4,461,826
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               5.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 21 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Eric P. Epstein
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                ------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               4,461,826
OWNED BY
                ------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                ------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               4,461,826
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               4,461,826
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               5.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 22 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                ------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               4,461,826
OWNED BY
                ------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                ------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               4,461,826
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               4,461,826
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               5.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               IN

------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 23 OF 42


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Avram Z. Friedman
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                ------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               4,461,826
OWNED BY
                ------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                ------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               4,461,826
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               4,461,826
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               5.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 24 OF 42


------------------------------------------------------------------------------

(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Conor Bastable
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF       (5)  SOLE VOTING POWER
                               0
SHARES
                ------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                               4,461,826
OWNED BY
                ------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                               0
REPORTING
                ------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                               4,461,826
------------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                               4,461,826
------------------------------------------------------------------------------
      (10) CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                    [ ]
------------------------------------------------------------------------------
      (11) PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                               5.3%
------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                               IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 25 OF 42

------------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER:

           Incyte Corporation (the "Company")

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           Experimental Station, Route 141 & Henry Clay Road
           Building E336
           Wilmington, DE 19880

ITEM 2(a). NAME OF PERSON FILING:

      This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

         (i)     Davidson Kempner Partners, a New York limited partnership
                 ("DKP");

         (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

         (iii)   M. H. Davidson & Co., a New York limited partnership ("CO");

         (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

         (v) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

         (vi) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

         (vii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

         (viii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

         (ix) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL ("DKIA");

         (x) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

         (xi) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G
CUSIP No. 45337C102                                               PAGE 26 OF 42

------------------------------------------------------------------------------

         (xii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

         (xiii) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff,
                 Eric P. Epstein, Avram Z. Friedman and Conor Bastable are limited partners of DKMP.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:

      The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c). CITIZENSHIP:

         (i)     DKP - a New York limited partnership

         (ii)    DKIP - a Delaware limited partnership

         (iii)   CO - a New York limited partnership

         (iv)    DKIL - a British Virgin Islands corporation

         (v)     DKHF - a Delaware limited partnership

         (vi)    DKHI - a Cayman Islands corporation

         (vii)   MHD - a New York limited partnership

         (viii)  DKAI - a New York corporation

         (ix)    DKIA - a Delaware limited liability company

         (x)     DKG - a Delaware limited liability company

         (xi)    DKMP - a Delaware limited partnership

         (xii)   DKS - a Delaware limited liability company

         (xiii)  Thomas L. Kempner, Jr. - United States

         (xiv)   Marvin H. Davidson - United States

Schedule 13G
CUSIP No. 45337C102                                               PAGE 27 OF 42

------------------------------------------------------------------------------
         (xv)    Stephen M. Dowicz - United States

         (xvi)   Scott E. Davidson -United States

         (xvii)  Michael J. Leffell - United States

         (xviii) Timothy I. Levart - United Kingdom & United States

         (xix)   Robert J. Brivio, Jr. - United States

         (xx)    Eric P. Epstein - United States

         (xxi)   Anthony A. Yoseloff - United States

         (xxii)  Avram Z. Friedman - United States

         (xxiii) Conor Bastable - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

      COMMON STOCK, PAR VALUE $0.001

ITEM 2(e).  CUSIP NUMBER:

      45337C102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)[ ] Broker or dealer registered under Section 15 of the Act;

         (b)[ ] Bank as defined in Section 3(a)(6) of the Act;

         (c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act;

         (d)[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

         (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

         (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

         (g)[ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

         (h)[ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

Schedule 13G
CUSIP No. 45337C102                                               PAGE 28 OF 42

------------------------------------------------------------------------------

         (i)[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

         (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

      The Principals may be deemed to beneficially own an aggregate 4,461,826 shares as a result of their voting and dispositive power over the 4,461,826 shares beneficially owned by DKP, DKIP, DKIL, CO, DKHF and DKHI.

      DKIA may be deemed to beneficially own the 648,880 shares beneficially owned by DKIL as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 361,647 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 182,504 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 1,280,815 shares beneficially owned by DKHF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 1,965,752 shares beneficially owned by DKHI as a result of their voting and dispositive power over those shares.

        A.   DKP

             (a) Amount beneficially owned: 182,504

             (b) Percent of class: 0.2%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 182,504

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       182,504

        B.   DKIP

             (a) Amount beneficially owned: 361,647

             (b) Percent of class: 0.4%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 361,647

Schedule 13G
CUSIP No. 45337C102                                               PAGE 29 OF 42

------------------------------------------------------------------------------

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       361,647

        C.   CO

             (a) Amount beneficially owned: 22,228

             (b) Percent of class: 0.0%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 22,228

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       22,228

        D.   DKIL

             (a) Amount beneficially owned: 648,880

             (b) Percent of class: 0.8%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 648,880

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       648,880

        E.   DKHF

             (a) Amount beneficially owned: 1,280,815

             (b) Percent of class: 1.5%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 1,280,815

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       1,280,815

Schedule 13G
CUSIP No. 45337C102                                               PAGE 30 OF 42

------------------------------------------------------------------------------

        F.   DKHI

             (a) Amount beneficially owned: 1,965,752

             (b) Percent of class: 2.3%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 1,965,752

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       1,965,752

        G.   MHD

             (a) Amount beneficially owned: 182,504

             (b) Percent of class: 0.2%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 182,504

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       182,504

        H.   DKAI

             (a) Amount beneficially owned: 361,647

             (b) Percent of class: 0.4%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 361,647

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       361,647

        I.   DKIA

             (a) Amount beneficially owned: 648,880

Schedule 13G
CUSIP No. 45337C102                                               PAGE 31 OF 42

------------------------------------------------------------------------------

             (b) Percent of class: 0.8%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 648,880

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       648,880

        J.   DKG

             (a) Amount beneficially owned: 1,280,815

             (b) Percent of class: 1.5%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 1,280,815

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       1,280,815

        K.   DKMP

             (a) Amount beneficially owned: 1,965,752

             (b) Percent of class: 2.3%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 1,965,752

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       1,965,752

        L.   DKS

             (a) Amount beneficially owned: 1,965,752

             (b) Percent of class: 2.3%

             (c) Number of shares as to which such person has:

Schedule 13G
CUSIP No. 45337C102                                               PAGE 32 OF 42

------------------------------------------------------------------------------
                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 1,965,752

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       1,965,752

        M.   Thomas L. Kempner, Jr.

             (a) Amount beneficially owned: 4,461,826

             (b) Percent of class: 5.3%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,461,826

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,461,826

        N.   Marvin H. Davidson

             (a) Amount beneficially owned: 4,461,826

             (b) Percent of class: 5.3%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,461,826

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,461,826

        O.   Stephen M. Dowicz

             (a) Amount beneficially owned: 4,461,826

             (b) Percent of class: 5.3%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,461,826

Schedule 13G
CUSIP No. 45337C102                                               PAGE 33 OF 42

------------------------------------------------------------------------------
                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,461,826

        P.   Scott E. Davidson

             (a) Amount beneficially owned: 4,461,826

             (b) Percent of class: 5.3%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,461,826

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,461,826

        Q.   Michael J. Leffell

             (a) Amount beneficially owned. 4,461,826

             (b) Percent of class: 5.3%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,461,826

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,461,826

        R.   Timothy I. Levart

             (a) Amount beneficially owned: 4,461,826

             (b) Percent of class: 5.3%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,461,826

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,461,826

Schedule 13G
CUSIP No. 45337C102                                               PAGE 34 OF 42

------------------------------------------------------------------------------
        S.   Robert J. Brivio, Jr.

             (a) Amount beneficially owned: 4,461,826

             (b) Percent of class: 5.3%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,461,826

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,461,826

        T.   Eric P. Epstein

             (a) Amount beneficially owned: 4,461,826

             (b) Percent of class: 5.3%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,461,826

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,461,826

        U.   Anthony A. Yoseloff

             (a) Amount beneficially owned: 4,461,826

             (b) Percent of class: 5.3%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,461,826

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,461,826

        V.   Avram Z. Friedman

             (a) Amount beneficially owned: 4,461,826

Schedule 13G
CUSIP No. 45337C102                                             PAGE 35 OF 42

------------------------------------------------------------------------------

             (b) Percent of class: 5.3%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,461,826

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,461,826

        W.   Conor Bastable

             (a) Amount beneficially owned: 4,461,826

             (b) Percent of class: 5.3%

             (c) Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote: 0

                 (ii)  shared power to vote or to direct the vote: 4,461,826

                 (iii) sole power to dispose or to direct the disposition:  0

                 (iv)  shared power to dispose or to direct the disposition:
                       4,461,826

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

      The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  DENTIFICATION AND CLASSIFICATION  OF MEMBERS OF THE GROUP.

Schedule 13G
CUSIP No. 45337C102                                               PAGE 36 OF 42

------------------------------------------------------------------------------

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

      Each of the Reporting Persons hereby makes the following certification:

      By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 45337C102                                               PAGE 37 OF 42

------------------------------------------------------------------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  July 28, 2008             DAVIDSON KEMPNER PARTNERS
                                  By: MHD Management Co.,
                                  its General Partner

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Managing Partner

                                  DAVIDSON KEMPNER INSTITUTIONAL
                                  PARTNERS, L.P.
                                  By: Davidson Kempner Advisers Inc.,
                                  its General Partner

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: President

                                  M.H. DAVIDSON & CO.

                                  /s/ Thomas L. Kempner, Jr.
                                  --------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Managing Partner

                                  DAVIDSON KEMPNER INTERNATIONAL,
                                      LTD.
                                  By: Davidson Kempner International
                                      Advisors, L.L.C.,
                                      its Investment Manager

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  DAVIDSON KEMPNER HEALTHCARE FUND LP
                                  By:  DK Group LLC,
                                  its General Partner

                                  /a/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  DAVIDSON KEMPNER HEALTHCARE

Schedule 13G
CUSIP No. 45337C102                                               PAGE 38 OF 42

------------------------------------------------------------------------------

                                  INTERNATIONAL LTD.
                                  By:  DK Management Partners LP,
                                       its Investment Manager
                                  By:  DK Stillwater GP LLC, its
                                       general partner

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  MHD MANAGEMENT CO.

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Managing Partner

                                  DAVIDSON KEMPNER ADVISERS INC.

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: President

                                  DAVIDSON KEMPNER INTERNATIONAL
                                  ADVISORS, L.L.C.

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  DK GROUP LLC

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member



                                  DK MANAGEMENT PARTNERS LP
                                  By:  DK Stillwater GP LLC, its
                                  general partner

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  DK STILLWATER GP LLC

                                  /s/ Thomas L. Kempner, Jr.
                                  -----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.

Schedule 13G
CUSIP No. 45337C102                                               PAGE 39 OF 42

------------------------------------------------------------------------------

                                  Title: Executive Managing Member

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------
                                  Thomas L. Kempner, Jr.

                                  /s/ Marvin H. Davidson
                                  ----------------------------------
                                  Marvin H. Davidson

                                  /s/ Stephen M. Dowicz
                                  ----------------------------------
                                  Stephen M. Dowicz

                                  /s/ Scott E. Davidson
                                  ----------------------------------
                                  Scott E. Davidson

                                  /s/ Michael J. Leffell
                                  ----------------------------------
                                  Michael J. Leffell

                                  /s/ Timothy I. Levart
                                  ----------------------------------
                                  Timothy I. Levart

                                  /s/ Robert J. Brivio, Jr.
                                  ----------------------------------
                                  Robert J. Brivio, Jr.

                                  /s/ Eric P. Epstein
                                  ----------------------------------
                                  Eric P. Epstein

                                  /s/ Anthony A. Yoseloff
                                  ----------------------------------
                                  Anthony A. Yoseloff

                                  /s/ Avram Z. Friedman
                                  ----------------------------------
                                  Avram Z. Friedman

                                  /s/ Conor Bastable
                                  ----------------------------------
                                  Conor Bastable

Schedule 13G
CUSIP No. 45337C102                                               PAGE 40 OF 42

------------------------------------------------------------------------------

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  July 28, 2008             DAVIDSON KEMPNER PARTNERS
                                  By: MHD Management Co.,
                                  its General Partner

                                  /s/ Thomas L. Kempner, Jr.
                                  ---------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Managing Partner

                                  DAVIDSON KEMPNER INSTITUTIONAL
                                  PARTNERS, L.P.
                                  By: Davidson Kempner Advisers Inc.,
                                  its General Partner

                                  /s/ Thomas L. Kempner, Jr.
                                  ---------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: President

                                  M.H. DAVIDSON & CO.

                                  /S/ Thomas L. Kempner, Jr.
                                  --------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Managing Partner

                                  DAVIDSON KEMPNER INTERNATIONAL,
                                  LTD.
                                  By: Davidson Kempner International
                                  Advisors, L.L.C.,
                                  its Investment Manager

                                  /s/ Thomas L. Kempner, Jr.
                                  --------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title  Executive Managing Member

Schedule 13G
CUSIP No. 45337C102                                               PAGE 41 OF 42

------------------------------------------------------------------------------


                                  DAVIDSON KEMPNER HEALTHCARE FUND LP
                                  By:  DK Group LLC,
                                  its General Partner

                                  /s/ Thomas L. Kempner, Jr.
                                  ---------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  DAVIDSON KEMPNER HEALTHCARE
                                  INTERNATIONAL LTD.
                                  By:  DK Management Partners LP,
                                  its Investment Manager
                                  By:  DK Stillwater GP LLC, its
                                  general partner

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  MHD MANAGEMENT CO.

                                  /s/ Thomas L. Kempner, Jr.
                                  ---------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Managing Partner

                                  DAVIDSON KEMPNER ADVISERS INC.

                                  /s/ THOMAS L. KEMPNER, JR.
                                  ---------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: President

                                  DAVIDSON KEMPNER INTERNATIONAL
                                  ADVISORS, L.L.C.

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member


                                  DK GROUP LLC

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  DK MANAGEMENT PARTNERS LP
                                  By:  DK Stillwater GP LLC, its
                                       general partner

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------

Schedule 13G
CUSIP No. 45337C102                                               PAGE 42 OF 42

------------------------------------------------------------------------------

                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  DK STILLWATER GP LLC

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  /s/ Thomas L. Kempner, Jr.
                                  ----------------------------------------
                                  Thomas L. Kempner, Jr.

                                  /s/ Marvin H. Davidson
                                  ----------------------------------------
                                  Marvin H. Davidson

                                  /s/ Stephen M. Dowicz
                                  ----------------------------------------
                                  Stephen M. Dowicz

                                  /s/ Scott E. Davidson
                                  ----------------------------------------
                                  Scott E. Davidson

                                  /s/ Michael J. Leffell
                                  ----------------------------------------
                                  Michael J. Leffell

                                  /s/ Timothy I. Levart
                                  ----------------------------------------
                                  Timothy I. Levart

                                  /s/ Robert J. Brivio, Jr.
                                  ----------------------------------------
                                  Robert J. Brivio, Jr.

                                  /s/ Eric P. Epstein
                                  ----------------------------------------
                                  Eric P. Epstein

                                  /s/ Anthony A. Yoseloff
                                  ----------------------------------------
                                  Anthony A. Yoseloff

                                  /s/ Avram Z. Friedman
                                  ----------------------------------------
                                  Avram Z. Friedman

                                  /s/ Conor Bastable
                                  ----------------------------------------
                                  Conor Bastable